[GRAPHIC  OMITED]


Company  Contact                          Investor Relations Contacts
----------------                          ---------------------------
Michael A. McManus, Jr.                   Lippert/Heilshorn & Associates, Inc.
President and CEO                         Kim  Sutton  Golodetz
Misonix, Inc.                             (kgolodetz@lhai.com) (212) 838-3777
(631) 694-9555                                  Bruce Voss
www.misonix.com                           (bvoss@lhai.com) (310) 691-7100
---------------                           --------------
                                          www.lhai.com
                                          ------------



  MISONIX REPORTS RECORD REVENUES AND INCREASED EARNINGS FOR FISCAL YEAR ENDED
                                  JUNE 30, 2003



FARMINGDALE, NY, AUGUST 26, 2003 - MISONIX, INC. (NASDAQ:MSON) today reported fiscal results for the three and twelve months ended June 30, 2003. Highlights for the fiscal year ended June 30, 2003 are as follows:

- Revenues for the fiscal year ended June 30, 2003 increased 18% to a record $34.9 million from $29.6 million in fiscal 2002.
- Net income for the fiscal year ended June 30, 2003 increased 448% to $968,000, or $0.15 per fully diluted share from $177,000, or $0.03 per fully diluted share.
- Operating income for the fiscal year ended June 30, 2003 increased 219% from $496,000 in the prior fiscal year to $1.6 million.
- Gross Margin rose to 41.6% as a percentage of sales in fiscal 2003, from 39.4% in the prior fiscal year.
- Focus Surgery's SB-500 has successfully treated over 200 patients in Japan for prostate cancer and 106 in Europe.
- Misonix and Focus Surgery continue to ship the SB-500 product to Europe and Asia for the treatment of enlarged prostate and prostate cancer.
- Misonix and Hearing Innovations continue to explore opportunities to treat tinnitus and profound deafness.


Revenues  for  the  fiscal  2003  fourth  quarter ended June 30, 2003 were $10.9 million, a 38% increase over $7.9 million for the same period in the prior fiscal year. The Company recorded net income for the fourth quarter of fiscal year ended June 30, 2003


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of  $559,000,  or  $0.08  per  fully  diluted  share,  compared to net income of
$170,000, or $0.03 per fully diluted share, for the same period in fiscal 2002. Medical device revenues increased 61% to $5.7 million and industrial product revenues increased 20% to $5.2 million. The increase in medical device revenues was attributed to a 41% increase in diagnostic medical device revenues to $2.8 million and an 87% increase in therapeutic medical device revenues to $2.9 million. The industrial product revenue increase was mainly attributed to a 25% increase from Labcaire's endoscopic cleaning and disinfectant units, a 32% increase in industrial ultrasonic laboratory equipment, and a 29% increase in wet scrubber sales.

Gross profit was favorably impacted during the fourth quarter of fiscal 2003 by a combination of volume efficiencies derived from increased sales as compared to the same period in the prior year and cost reductions implemented during the 2003 fiscal year. The Company continued to invest during the fourth quarter of fiscal 2003 in Hearing Innovations, Inc. in the form of secured notes in the aggregate amount of $66,000. The notes have been fully reserved for and have been accounted for consistently with the prior fiscal period.

Revenues for the twelve months ended June 30, 2003 were $34.9 million, an 18% increase when compared to $29.6 million for the same period in the prior fiscal year. The Company recorded net income of $968,000, or $0.15 per fully diluted share, compared to $177,000, or $.03 diluted earnings per share, for the same period in fiscal 2002. Medical device revenues increased 50% to $17.5 million, partially offset by a 3% reduction in industrial product sales to $17.4 million. Gross profit was favorably impacted during the twelve months ended June 30, 2003, as the Company was able to take advantage of volume efficiencies and the results of cost reduction efforts, which


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have  been implemented during the entire fiscal year 2003. The Company continued
to invest in Hearing Innovations for the twelve months ended June 30, 2003 in the form of secured notes in the aggregate amount of $312,000. The notes have been fully reserved for and have been accounted for consistently with the prior fiscal period.

At June 30, 2003, the backlog of unfilled orders was $5.6 million, compared with $5.1 million for the same period in fiscal 2002. Medical device products backlog was $3.0 million, a 7.4% increase over the prior year predominately due to increased neuroaspirator orders and industrial product backlog increased 13.4% to $2.6 million over the prior year predominately due to increased orders for the Labcaire Guardian product.

Michael A. McManus, Jr., President and Chief Executive Office commented, "We are pleased by the growth in our medical businesses and the overall growth in revenues and income. As you know, we realized record revenues. We believe Misonix has turned the corner to a continued growth in revenues and increase in earnings. Shareholders who have been with us for a number of years will remember that we have worked through a number of adverse events: the loss of a $5.0 million product line (Lysonix); the substantial drop in revenues from our laproscopic product in part as a result of corporate reorganization; the Appellate Court decision against us in the Mentor matter; and the write down of our equity investments. There are no excuses for these issues or our resulting performance. However, we believe that it is important to note that in the face of these adverse events, we were still able to expand our offerings from one medical product to nine medical products and are successfully growing this business, as you should expect. This expanded product line, and the sales they are generating, leaves us comfortable with our expectations for continued growth in both revenues and income."

Mr. McManus continued, "We are disappointed with the progress we have made to date in Hearing Innovations and Focus Surgery. The regulatory issues and time to market are more than we anticipated. We continue to see Focus Surgery sell the SB-500 outside the U.S. The results on men with prostate cancer continue to be impressive. The number of men treated successfully in Japan exceeds more than 180 patients. We have completed the first half of Phase I clinical trials in the U.S. on men who had not previously been treated for cancer. We have treated four patients who are recurrent cancer patients. At the same time, Misonix has begun to develop products for kidney and liver using high intensity ultrasound (HIFU) under our license agreements with Focus Surgery. Hearing Innovations continues to develop patient studies on both the HiSonic and the TRD for tinnitus. Sales have been slow in our test market and we are working on resolving any issues. We will be discussing our results on both products with strategic partners. These meetings are a continuation of earlier meetings with these potential partners."

"We continue to believe that both of these investments will deliver future incremental income. Both will require more money and time. We have renewed our efforts to assist Hearing Innovations and Focus Surgery in raising more money from strategic partners and investors."

Mr. McManus continued, "We are pleased with the performance of Sonora and Fibra-Sonics, both fairly recent acquisitions. Sonora revenues have more than tripled and Fibra Sonics revenues have more than doubled since we acquired them. Our continued investment in people and research has also resulted in a two-fold increase in Labcaire revenues. However, despite a pickup in Labcaire revenues, the other products in our industrial business segment have been affected by the weakness in the overall economy and the resulting slow down in purchasing. We continue to believe these businesses will improve in fiscal 2004."

"We will continue to grow your company through both internal and external development. Our goal for fiscal 2004 is to increase revenue by 7% to 10% over fiscal 2003 results and annual earning increase to approximately $0.20 to $0.22 per diluted share. We will also look at strategic transactions and partnerships as ways to enhance shareholder value," Mr. McManus concluded.

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 4:30 p.m., Eastern Time today. To participate in the call, a few minutes prior to the start time, please dial (888) 803-7638 in the U.S. or (706) 634-1218 for international callers. Those unable to participate are invited to listen to a recording of the call and question and answer session immediately following the conclusion of the call and the two days following until August 28, 2003 at 11:59 p.m. by dialing (800) 642-1687 in the U.S. or (706) 645-9291 for international callers, and entering reservation code 2454394. Alternatively, individuals may listen to the call by visiting the investor relations section of the Company's website at www.misonix.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software. A recording of the call will be available for 14 days on the site beginning on August 26, 2003.

Misonix develops, manufactures, and/or markets medical, scientific and industrial ultrasonic and air pollution control systems and maintains minority equity positions in both Focus Surgery and Hearing Innovations as its exclusive manufacturer of the Sonoblate 500, HiSonic and HiSonic TRD devices.



Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, and regulatory risks including approval of pending and/or contemplated 510K filings.

                               (Tables to follow)


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
                                              MISONIX, INC.
                                        CONSOLIDATED BALANCE SHEETS


                                                                               JUNE 30, 2003    JUNE 30, 2002
                                                                                  Audited          Audited
                                                                              ---------------  ---------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                                                   $    2,279,869   $    1,065,465
  Accounts receivable, net of allowance
     for doubtful accounts of $644,157 and
     $223,413, respectively                                                        7,844,399        6,656,932
  Inventories                                                                      8,979,472        7,170,844
  Prepaid income taxes                                                                     0        1,391,978
  Deferred income taxes                                                              477,580          388,027
  Prepaid expenses and other current assets                                          983,523          715,367
                                                                              ---------------  ---------------
Total current assets                                                              20,564,843       17,388,613

Property, plant and equipment, net                                                 3,574,207        3,151,909
Deferred income taxes                                                                862,690        1,757,937
Goodwill                                                                           4,473,713        4,241,319
Other assets                                                                         319,136          424,674
                                                                              --------------------------------
Total assets                                                                  $   29,794,589   $   26,964,452
                                                                              ================================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Revolving credit facilities                                                        704,669          730,092
  Accounts payable                                                                 3,563,208        3,072,234
  Accrued expenses and other current liabilities                                   2,002,154        1,304,824
  Income tax payable                                                                  47,453                0
  Litigation settlement liabilities                                                        0          174,332
  Current maturities of long-term debt and capital
     lease obligations                                                               279,554          252,850
                                                                              ---------------  ---------------
Total current liabilities                                                          6,597,038        5,534,332

Long-term debt and capital lease obligations                                       1,235,362        1,050,254

Deferred income                                                                      356,076          451,073

Minority interest                                                                    263,450          239,965

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000; 6,733,665 and
     6,180,165 issued and 6,655,865 and 6,105,865 outstanding, respectively           67,337           61,802
  Additional paid-in capital                                                      22,712,511       22,313,991
  Retained deficit                                                                (1,053,484)      (2,021,059)
  Treasury stock, 77,800 and 74,300 shares, respectively                            (412,424)        (401,974)
Accumulated other comprehensive income (loss)                                         28,723         (263,932)
                                                                              --------------------------------
Total stockholders' equity                                                        21,342,663       19,688,828
                                                                              --------------------------------

Total liabilities and stockholders' equity                                    $   29,794,589   $   26,964,452
                                                                              ===============  ===============

                                                    MISONIX, INC.
                                        Consolidated Statements of Operations
                                                       Audited

                                                   Three Months Ended          Twelve Months Ended
                                                        June 30,                    June 30,
                                                   2003          2002          2003          2002
                                               --------------------------  --------------------------
Net sales                                      $10,926,239   $ 7,893,175   $34,858,751   $29,590,453

Cost of goods sold                               6,623,440     5,793,071    20,354,558    17,931,874
                                               --------------------------  --------------------------

Gross profit                                     4,302,799     2,100,104    14,504,193    11,658,579

Selling expenses                                 1,008,852     1,280,398     4,132,077     4,502,173
General and administrative expenses              2,056,388     1,912,755     7,023,088     6,469,704
Research and development expenses                  509,546       492,396     2,109,312     2,103,701
Litigation (recovery) settlement expenses         (143,329)   (1,912,959)     (344,435)   (1,912,959)
                                               --------------------------  --------------------------

Total operating expenses                         3,431,457     1,772,590    12,920,042    11,162,619
                                               --------------------------  --------------------------

Income from operations                             871,342       327,514     1,584,151       495,960

Total other income                                 218,927        36,402       292,701        47,317
                                               --------------------------  --------------------------

Income before minority interest and
income taxes                                     1,090,269       363,916     1,876,852       543,277


Minority interest in the net (income) loss of
consolidated subsidiaries                          (27,693)       (8,066)      (23,485)       17,565
                                               --------------------------  --------------------------

Income before income taxes                       1,062,576       355,850     1,853,367       560,842

Income tax expense                                 503,634       185,982       885,792       384,181
                                               --------------------------  --------------------------

Net income                                     $   558,942   $   169,868   $   967,575   $   176,661
                                               ==========================  ==========================

Net income per share-basic                     $      0.08          0.03   $      0.15   $      0.03
                                               ==========================  ==========================

Net income per share-diluted                   $      0.08          0.03   $      0.15   $      0.03
                                               ==========================  ==========================

Weighted average common shares-basic             6,652,198     6,105,365     6,478,138     6,077,546
                                               ==========================  ==========================

Weighted average common shares-diluted           6,699,147     6,664,902     6,623,743     6,648,761
                                               ==========================  ==========================


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